Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

VTSS.PK - Q2 2009 Vitesse Semiconductor Earnings Conference Call

Event Date/Time: May 12, 2009 / 08:30PM  GMT

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May 12, 2009 / 08:30PM  GMT, VTSS.PK - Q2 2009 Vitesse Semiconductor Earnings Conference Call

CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - President, CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

Robert Chapman

Chapman Capital - Analyst

Kevin Wenck

Polynous Capital Management, Inc. - Analyst

Jim Stone

PSK Advisors - Analyst

Jim Schwartz

Harvey Partners - Analyst

Ray Manski

Private Investor

Hector Zapata

Private Investor

PRESENTATION

Operator

Good afternoon. I’ll be your conference operator today. At this time, I would like to welcome everyone to the Q2 fiscal year 2009 results conference call. All lines have been placed on mute to p[revent any background noise.

After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions) Thank you. I would now like to turn today’s conference call over to Chris Gardner, CEO of Vitesse Semiconductor. Sir, you may begin your conference.

Chris Gardner  - Vitesse Semiconductor - President, CEO

Thank you, Ashley. Good afternoon, and welcome to our earnings call to review recently released financials for fiscal Q2 2009. I’m here with Rich Yonker, our CFO. The press release announcing our results was issued yesterday and can be found on our website at Vitesse.com.

Complete financial information for the quarter, again, is available on our Form 10-Q. Before we begin, I’d like to review our Safe Harbor statement. All statements included in or incorporated by reference during this call for analysts and investors or announced in our first quarter earnings release or other than statements or characterizations of historical fact are forward-looking statements within the meaning of the Safe Harbor provisions of Section 21E of the Securities Exchange Act of 1934.

These forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current facts. These forward-looking statements are based on current expectations, estimates and projections about our business, industry, management’s beliefs and certain assumptions made by us, all of which are subject to change.

Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed during in this conference call. The Company refers investors to documents that it has filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year September 30, 2008, and its interim reports on Form 10-Q and its reports on Form 8-K.

These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this conference call. Furthermore, the Company is under no obligation to and expressly disclaims any obligation to update or alter any of the forward-looking statements contained in this call, whether as a result of new information, further events, or otherwise, unless required to do so by law.

All right, so let me start with our view of the overall market environment. The industry continues in the midst of a very challenging period, and Vitesse, as with most of our peers has been impacted by this weak environment. Not surprisingly, our revenues were down for the quarter, but I’m pleased to say we’ve begun seeing signs that markets are stabilizing.

At this point, based on improving order patterns that we’re seeing from our customers, we feel that the current quarter, that is Q2, is the bottom. And while we’ve been coming more bullish on the near-term market environment, we have taken and will continue to take aggressive steps to approve the efficiency of the Company and to improve our performance in this environment.

We took some very difficult actions over the last two quarters including salary reductions and/or furloughs for nearly 100% of our employees, cancellation of 401(k) matching, elimination of merit raises in 2009, and a reduction in force of approximately 12% of our headcount. These actions, combined with other cost cutting measures, have already reduced operating expenses in the quarter.

We expect the full measure of these actions to be felt in the second half of the year and we anticipate reducing operating expenses by greater than 20% compared to the run rate in 2008. I would like to emphasize and point out that we took all efforts to preserve our R&D investments. Less than 20% of the savings comes from our R&D budget.

In fact, from Q2 2008 to Q2 2009, we’ve actually increased our R&D headcount by 16 people or almost 9%. Our focus was to reduce the infrastructure support in the Company, right size operations and SG&A, and improve our operating leverage. Let me turn to the issue of the convertible debentures that are due in 2024.

As we’ve announced, we’re currently pursuing all options in restructuring our $97 million debentures which are puttable on October 1, 2009. To that end, in November 2008, the board of directors formed a strategic development committee. In December 2008, we hired a financial advisor to assist management and the committee as we pursue strategic alternatives and strategies for restructuring the terms of the debentures.

Because we’re in the midst of this process, I will not be able to address questions on the particulars of any discussions or negotiations that are currently ongoing. The management team is fully focused on resolving the issue with our debenture, and as a result, we have prioritized this effort in front of our annual meeting of shareholders.

And finally, we continue with our litigation against KPMG. As is our custom, we will not take further questions on this matter. With that, let me turn it over to Rich, who will review the financials for the quarter.

Rich Yonker  - Vitesse Semiconductor - CFO

Thanks, Chris. Before reviewing the highlights of Q2 fiscal year 2009 financials, I’d like to update you on three business matters. First of all, Vitesse remains current with its SEC reporting requirements. As part of the on-time filing of Form 10-Q for Q2, I’m pleased to inform you this quarter the reporting was done by the Vitesse finance team which has allowed us to continue to reduce the expenses related to the reconstruction of financials.

Secondly, the Company continues to actively seek various alternatives to refinance the 2024 debentures. We’re working to either renegotiate the terms of or refinance some or all of the 2024 debentures. However, to date we have not been able to renegotiate those terms or to raise the capital necessary to repurchase or refinance some or all of the 2024 debentures. We continue to pursue all tactical and strategic alternatives to resolve the October 2009 put.

Finally, we’ve identified and initiated discussions with the bond holders. However, some of the debentures are held in street name only, which has made it difficult to identify and contact them. We encourage all the debenture holders not yet contacted to e-mail me at ryonker@vitesse.com or call me directly, 805-388-3700, with their holdings amount and their contact information so I can direct our bankers to include them in these discussions.

Now the review of the Q2 2009 financials as reported. These are all GAAP numbers. The income statement highlights include the following. Total revenue decreased 30.6% to $34.6 million in the current quarter, versus $49.8 million in the prior quarter. Let me remind you we recognized $5 million of IP revenue, intellectual property revenue, in the prior quarter, and none for the second quarter.

Excluding IP revenue, product revenue declined 23% sequentially. The total cost of revenues increased from 45.1% in the prior quarter to 52.7% in Q2 mainly due to a decrease in revenue from IP licensing which had zero cost of revenue. Excluding IP revenue, our cost of revenue increased in the current quarter to 53% from 50% in the prior quarter. This is due to under utilization of our factory and some additional inventory reserves for slow moving product.

R&D expenses in the current quarter were $10.9 million, 32% of revenue, which was a decrease in the prior quarter of $11.6 million or 23% of revenue. The decrease of $0.7 of a million in expenses is mainly due to continued cost control measures, including more efficient utilization of mass sets, outside services and travel. SG&A expenses for the current quarter decreased to $9.9 million versus the prior quarter of $10.4 million mainly due to continued cost control measures.

The decrease is expected to continue in the second half due to the reduction in force announced at the end of March 2009. You will recall the prior quarter included $2.9 million decrease in SG&A expenses due to the sale of our Colorado building.

The accounting remediation reconstruction and legal expenses of $1.5 million in the current quarter decreased from $1.9 million in the prior quarter, mainly due to the transition of financial work from contract employees to full-time staff. All accounting charges for the reconstruction of financials are complete. Future charges will be legal expenses only.

Total operating expenses for the current quarter, that is net of cost of revenues and the goodwill impairment in the prior quarter, decreased to $22.7 million versus the prior quarter of $24.2 million. The current quarter includes $500,000 of severance charges. The decrease of $1.5 million is mainly due to the implemented salary reductions and furloughs, suspended 401(k) employer match contributions, and elimination of temporary and contract personnel.

Net of the goodwill write-off, the operating loss from continuing operations was $6.4 million versus operating income of $3.1 million in the prior quarter. The equivalent GAAP measurement of operating loss from continuing operations for the prior quarter is $188.3 million, which includes the goodwill impairment charge of $191.4 million. The relentless reductions in manufacturing and SG&A expense over the last year continues to allow to us invest in R&D and new products.

The full impact to expenses of recent reductions of the 12% in headcount is expected in the second half of fiscal year 2009. The reductions are expected to drive break-even at the operating income level of approximately $40 million in revenue. The balance sheet financials are: Cash decreased to $39.4 million versus prior quarter of $47.4 million, mainly due to the operating loss on lower revenue.

The Company is in line with the target of cash neutral or better for the fiscal year. Inventory continued to decrease to $28.2 million from the prior quarter of $33.8 million as operations continues to reduce work in process and channel inventory through lean manufacturing. Recall that we use a sell-through model, so all of our channel partners’ inventory is included in this number.

Accounts receivable remain at normal operating levels. We continue to monitor our customers’ payment patterns and are not experiencing any significant collection issues. In accounts payable, we continue to pay our vendors on a timely and predictable basis. As a result, we continue to receive favorable D&B credit ratings.

In closing, it’s clearly been a tough quarter for our top line, but Vitesse is now positioned for improving profitability in the recovery with the actions we’ve taken. The pruning of expenses in manufacturing and SG&A while continuing to invest in R&D, by improving operating income break even to approximately $40 million for quarter, increasing the velocity of product through manufacturing to improve inventory turns, and reduction in work in process and channel inventory.

Our key financial goals for the fiscal year continue to be, first, remain cash flow neutral or better. Second, resolve the October 2009 debenture put, and finally, continue to invest in R&D to deliver three new products per quarter. Now back to Chris.

Chris Gardner  - Vitesse Semiconductor - President, CEO

Thanks, Rich. Let me turn now to the market update. Our focus is on two major markets that we classify as carrier networking and enterprise networking. We report our business into three segments, carrier, enterprise, and noncore. In addition, we have begun to break out intellectual property licensing revenue from product revenues.

I’ll start with carrier networking. In Q2 2009 carrier was $16 million of the total product revenues of $34.6 million, which was down about 15% sequentially. As a percentage of revenue, carrier sales were 46% of revenue, which is up slightly compared to the first quarter.

This is primarily due to strength in Asia, offset by substantial weakness in North America and Europe. Based on this strength in Asia we had three customers in China make our top 10 customer list for the quarter. In Q2 2009, enterprise was $13.1 million, down 18% sequentially. As a percentage of mix, enterprise would was 37.8%, which is up slightly from the prior quarter. We classify the remaining portion of the product as noncore.

Noncore revenue was $5.5 million, which was down 46% from the prior quarter, both in revenue dollars and down as a percent of total product revenues. Noncore now contributes only about 15% of total revenue. Our noncore business is comprised primarily of legacy storage products, radon chip products, and fibre channel [series] as well as some of our older noncore networking products such as network processors.

We have been forecasting a decline in this segment of our business for well over a year. It was severe in the Q2 quarter, as we believe customers taking these older products are being very cautious about inventory in the current market environment. We expect the slow decline to continue through much of fiscal 2009 and into 2010.

We did not recognize any revenue from IP sales in the quarter. Based on the nature of the licensing business we do expect and have explained that this revenue will tend to be lumpy. We do anticipate revenue in the current quarter, that is, in the third fiscal quarter 2009.

In summary, in the second quarter of 2009 product revenues were down 23% sequentially. Core product revenues, that is carrier and enterprise networking, were down 16.4% combined sequentially. On a customer basis, our top 10 customers were 54% of total product revenues. We had only one customer, Huawei, at over 10%. In the Q2 quarter, they were actually 15% of revenue, which is up significantly from the prior quarter.

Of our top 10 customers, five are primarily carrier, and five are primarily enterprise focused. Several of these, including Huawei, ZTE, Alcatel-Lucent and Cisco substantially overlap both carrier and enterprise markets. We continue to see strength remaining in Asia, as I mentioned, particularly in China. The Chinese government has announced it will spend about $41 billion the next three years to build out the 3G infrastructure.

Our largest customers in China remain bullish, and their [four costs] have continued to strengthen through the quarter. As I mentioned, we added a third Chinese customer to our top 10 list. Their business is based on a very broad portfolio of our products, including our Ethernet-over-SONET mappers, EthernetMAX, SONET and 10-gigabit Ethernet physical layer components and many of our signal integrity products.

We expect to continue to see more design and development activity in Asia, both for domestic suppliers as well as global OEMs that are moving more of their engineering efforts into Asian development centers. Overall, despite challenging economic environment, we see strengthening in our design opportunities and design wins. We attribute this growing activity within carrier and enterprise market segments to the segments that we address within those markets.

Specifically, Ethernet continues to play a broader role in both carrier and enterprise applications. Infonetics recently forecasted this market to accelerate, forecasting a 14% compounded growth over the next five years. We believe the activity we’re he seeing is the design activity for this strongly forecasted market segment.

On the carrier side, we had more than 15 design wins for our combination of Ethernet-over-SONET mappers and carrier-class MAX. This included wins at four Tier 1 accounts. We’re now experiencing a strong second generation design set call for this product family where we’re very well positioned as the market leader.

The first wave of designs happened in 2004 through 2007. These design wins really just started to ramp in 2008. As a result of this second cycle, we now expect this segment to continue to grow for many years to come.

On the enterprise side, we saw very solid wins for our physical layer products, both our Gigabit Ethernet Copper PHYs and our 10-gigabit Ethernet PHYs for Optical FFP Plus and backplane applications. We had more than 10 wins in this segment, again, including four Tier 1 accounts. We believe we’re seeing the beginning of some very strong product cycles, particularly for 10-gigabit Ethernet applications.

Infonetics is now forecasting greater than 70% compounded growth in this segment for 10-gigabit backplane applications. Based on existing products and new products in the pipeline, including a new product we announced this quarter, we think we’re very well positioned to serve this market.

From a geographic perspective, we continue to see a trend of designs moving into Asia. Over 50% of our design wins were in Asia in Q2 with a great majority coming from China. About half of these wins are for the Chinese OEMs, and half are for U.S. and European firms with Asian design centers. With our focus in Ethernet, we’ve been well resourced for both sales and support in both China and Taiwan where many of these designs are happening.

Let me talk a little bit about our product introductions. We announced six new products in the quarter, which is well above our goal of introducing three per quarter. We announced several new products for Passive Optical Network applications. PON is the most widely deployed system for delivering fiber-to-the-home services. Today PON is deployed primarily at 1-gigabit or 2.5-gigabit speeds.

We introduced in the quarter five new products targeting the next-generation 10-gigabit PON deployments. First, our 8479 is the world’s first and only burst mode transceiver for 10-gigabit PON applications. We announced this product at the OFC, that is the Optical Fiber Conference in March and we’ve gotten a tremendous response as a result.

We also announced the complete physical media chipset for 10-gigabit PON. This is a four-chip set that includes a laser driver and a burst mode controller, a transimpedance amplifier and a post amplifier. This chipset enables optical module suppliers to develop the optical components required for this next-generation of fiber-to-the-home systems. We’re sampling all five of these products now and expect to see some early volume in 2010 when PON begins its migration to higher speeds.

Finally, we announced the 8242, it’s a multichannel Clock and Data Recovery device for 10-gigabit SFP Plus modules and backplane applications. This device incorporates our best-in-class signal integrity technology as well as our patented VScope waveform viewing technology. For optical applications and carrier networks this device can double transmission distances.

It’s also used in enterprise applications where it will enable a 10x increase in bandwidth from 1-gigabit to 10-gigabit over both legacy fiber as well as copper backplanes. We expect, based on the forecasts we’ve seen from Infonetics and others, to see explosive growth in this segment as data centers move to these higher speed interfaces. You can see more information on these products on our website under our press releases.

So to close, despite the current poor market environment we remain very optimistic about the network infrastructure market, particularly segments in which we’re investing. We continue with our customers to deploy products and technology into the critical growth segments of the network infrastructure.

In the short term, we’ll execute the fundamentals of our business. We’ll manage expenses and adapt quickly to this dynamic environment. We’ve already taken aggressive actions to substantially reduce our operating expenses in 2009. Our goal is a tight control on expenses that enables to us remain cash neutral or better for the fiscal year and provide superior operating leverage in preparation for the up cycle.

In the longer term, the prospects for our markets remain strong, and we’re well focused. We are positioned with technology and products to benefit from emerging product cycles and deployment of next-generation carrier and enterprise networks.

With that, I’ll turn it over to Ashley for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) We’ll pause for just a moment to compile the Q&A roster. And our first question comes from Robert Chapman with Chapman Capital.

Robert Chapman  - Chapman Capital - Analyst

Chris, thanks for letting me ask a question. I know you have discretion, so it’s much appreciated.

Chris Gardner  - Vitesse Semiconductor - President, CEO

You bet.

Robert Chapman  - Chapman Capital - Analyst

I’ll try to be somewhat gentle. It’s been almost three-and-a-half years since the Company has had an annual meeting. I only have ever seen anything like in this my entire 23-year career. I’m CEO of a public company, so I know that you can put together a proxy statement very cheaply. We did it for our company in-house, and we have an annual meeting in New York. It’s not going to cost us more than $5,000 or $6,000 to have all the board members out and hold the annual meeting.

It’s not that expensive and it’s not that difficult to put together a proxy statement. How can you justify, after all of the owners of this Company have gone through, not having an annual meeting immediately? I have to say, outside of the fact that your stock price has been a disaster, and now the reason for it is well seen by your revenue disintegration, how can you continue to keep your owners from voting on the people who represent them? I’ve never seen anything like it. I’m just dying to hear your response.

Chris Gardner  - Vitesse Semiconductor - President, CEO

Well, Bob, it’s a good question, and thanks for being gentle. Where we are right now, we’re just focused on resolving this debenture problem, and the view of the management and of the board is that the shareholders will be best served if he we can get that behind us, and I understand that a shareholders meeting can be a simple thing. It can also get to be a very complex thing.

And if it were to go down a different route, it could take a substantial amount of our attention and be a distraction to solving this other problem, which we think right now is just more acute. So we made the decision to focus the team on solving the debenture problem as the number one priority. When that is done, we will move immediately to getting the shareholder meeting done.

Robert Chapman  - Chapman Capital - Analyst

I will say that I hope that the meeting is not held just for the selection of board members and I hope that what you have up your sleeve is that you’re selling the Company, and what we’re going to be voting on is a merger proposal it at a major premium to the last sale, because I was forced to have sold the vast preponderance of my share holdings from my fund to guys like [Copp], maybe even Steelhead, close to a dollar or even higher.

I still have a small position remaining outstanding, but there are other guys out there that have held on for years now listening to every quarterly conference call where you have been promising that as soon as the financials are out we’ll have a vote, and we’re supposed to get this big tick-up in product designs turning into revenues, and none of it has really happened, so let’s just hope that what you’re negotiating here is not giving away a lot of equity to [White Box] or other guys, but you’re actually going to sell this thing to AMCC or to someone else rather than propagating your guys’ positions because — really, enough is enough.

It’s the time to do it. There are a lot of guys out there that still want you to be replaced as CEO, Rich Yonker seems to be a nice enough guy, but he’s been at this long enough now that he’s sort of drawn into the mess. It’s time to sell the Company and move on and I hope that’s what the next meeting is going to be, a special meeting to sell the Company. Best of luck.

Operator

And our next question comes from Kevin Wenck with Polynous Capital.

Kevin Wenck  - Polynous Capital Management, Inc. - Analyst

Hi, Chris, and Rich. Couple of questions. The revenues for the quarter, how much did they vary from what your expectations might have been at the beginning of the quarter?

Chris Gardner  - Vitesse Semiconductor - President, CEO

So we were not too, too far off. Remember, when we came into the quarter and we had the last call we told you the visibility was extremely poor. And it was.

So the — predictability of revenues was real tough. We actually saw a little bit of strengthening during the quarter, and then a little bit of challenge towards the end. And we’re seeing it still highly variable, but I would say, based on ordering patterns this quarter, relative to last quarter, they’re both stronger and more predictable.

Kevin Wenck  - Polynous Capital Management, Inc. - Analyst

Okay. With your own inventories down, it appears that the quarter really was not a surprise, because you didn’t end up with an increase in inventories, anyway, but where are your inventories relative to what would you like them to be?

Chris Gardner  - Vitesse Semiconductor - President, CEO

We’re continuing to work on inventories. Rich mentioned that quite a bit. So they’re actually not bad right now. I think we’re at about three turns.

We actually want to be substantially north of that over the next 12 months, but you have to remember that we count our channel inventory as well. So we’re probably not on an apples-to-apples comparison relative to the majority of our peers who, instead of carrying inventory on their books, push into it their channel partners’ books.

But I guess I’ll just say we are making a lot of progress on cycle times. We have implemented LEAN throughout the Company, and that’s really, over the last quarter or two, starting to gain some traction. You can see that in how the numbers have moved down pretty sharply in both of the last quarters.

Kevin Wenck  - Polynous Capital Management, Inc. - Analyst

The decrease in revenues from various customers, how much visibility do you have as to how much of that was just inventory destocking on their part, given that everybody is trying to keep inventories as tight as possible, and how much of that — or how much visibility do you have as to whether that was really a decrease in final demand?

Chris Gardner  - Vitesse Semiconductor - President, CEO

Yes, the tough part there is really the CMs that are in the middle. So you can almost add them in as a third pipe, right? So you’ve got our channel partners, you’ve got the CMs, then the eventual OEMs. There certainly is a good view that a lot of the downturn was due to the CMs trying to shrink their inventories.

Part of what indicates that is just the number expedites that we’re starting to see. We have in the last couple of weeks gotten a fair number of short lead-time requests from our customers. And I’d say in general, lead time expectations have come down pretty substantially over the last two quarters. So people really are expecting and counting on you to respond to their very short lead time orders.

Kevin Wenck  - Polynous Capital Management, Inc. - Analyst

Okay. Your comment earlier that you expect license revenue — or intellectual property license revenues in Q3, is that from the start-up of the royalty-based revenues from the initial intellectual property licensing deal that was signed, or will that be another one-time lump sum payment for a license to a second customer?

Chris Gardner  - Vitesse Semiconductor - President, CEO

Right, so we do have multiple new opportunities in the pipeline, and have for some period of time. So as I said, we he expect revenue in the current quarter, and that would be a new opportunity, new customer.

Kevin Wenck  - Polynous Capital Management, Inc. - Analyst

What’s your visibility into the potential royalty revenues in the future from the initial IP licensing?

Chris Gardner  - Vitesse Semiconductor - President, CEO

Yes, we don’t expect any material royalties in 2009. We expect to start to see them in 2010. These are pretty deep technology licenses, and they do take awhile for folks to deploy the products.

Generally, the licensing or royalty revenue we expect is going to be on par or slightly below what we get from the upfront license in general.

Operator

(Operator Instructions) Our next question comes from Jim Stone with PSK Advisors.

Jim Stone  - PSK Advisors - Analyst

Good afternoon, gentlemen. Question, I’m not sure I fully understood what you said. Did you expect the fiscal second quarter to be the low point of the year, or the calendar second quarter to be the low point?

Chris Gardner  - Vitesse Semiconductor - President, CEO

The fiscal second quarter. So as I said, we believe that Q2 was the bottom for us.

Jim Stone  - PSK Advisors - Analyst

Okay. So with a little luck, this quarter will be better than last quarter?

Chris Gardner  - Vitesse Semiconductor - President, CEO

With a little luck. If things continue the way we’re seeing them right now.

Jim Stone  - PSK Advisors - Analyst

And that would be without the IP revenue?

Chris Gardner  - Vitesse Semiconductor - President, CEO

That would probably be without the IP revenue, correct.

Jim Stone  - PSK Advisors - Analyst

Okay, that’s good. I have to admit, maybe it was my expectations, but I would have thought that with the revenue being down as much as it was sequentially, that you might have given us a heads-up a little earlier in the game than waiting until this long and I’m wondering if you can explain your thinking of why the delay in making the announcement?

Chris Gardner  - Vitesse Semiconductor - President, CEO

Well, we don’t give guidance in the quarter, so we don’t feel a need to correct for not giving guidance in the quarter. So that’s just the way we’ve chosen to run the Company.

Jim Stone  - PSK Advisors - Analyst

Well, when you have such a large drop-off in revenue, I think it’s rather disheartening to the shareholders that you did delay that. I understand what you’re saying, but I don’t think it’s helpful to the shareholders or to building up the Company’s reputation.

Chris Gardner  - Vitesse Semiconductor - President, CEO

Appreciate your opinion, and maybe we’ll go look at our policy there.

Jim Stone  - PSK Advisors - Analyst

Could you talk a little bit about why receivables were up and what was happening there?

Rich Yonker  - Vitesse Semiconductor - CFO

The method with sell-through model is that we’ve weaned ourselves off from the payment of the channels to pay us within 10 days, so that stretched that out from a lower level because of the terms. We’ve gone from two net 10 to basically 40 to 45 days. And it’s also the timing of the sales in the prior quarter in terms of linearity or non-linearity.

So nothing out of the ordinary. There are absolutely no collection issues. We’ve had some customers that have had jitter because of bankruptcy issues, but no payment problems, and we’re at what we’d expect to be normal operating levels.

It’s more the timing in the prior quarter of shipments, and again, moving the channel off from the two net 10 discount that they had to like — to take to 45 or 40 days in terms of payment. So no payment problems.

Operator

(Operator Instructions) Our next question comes from Jim Schwartz with Harvey Partners.

Jim Schwartz  - Harvey Partners - Analyst

Hey, guys. Chris, anecdotally, you’re calling this quarter the bottom, so I guess book-to-bill has to be positive. What was the book-to-bill this quarter, Rich?

Rich Yonker  - Vitesse Semiconductor - CFO

We don’t report book-to-bill. We haven’t. And I don’t even know if I’d quote it. I certainly wouldn’t quote it for you, as a result, but generally we’ve seen the bookings pick up in the month of April and continue here into May.

So it’s more a — probably more a post quarter bookings phenomenon than it is something that happened in the prior quarter to give us a book-to-bill.

Jim Schwartz  - Harvey Partners - Analyst

Okay. But, I mean — okay. Logically, it’s above 1. If the previous quarter was the bottom.

Chris Gardner  - Vitesse Semiconductor - President, CEO

Or we have increasing turns in the current quarter.

Jim Schwartz  - Harvey Partners - Analyst

Right, right. So the last couple months, and up to today, you’ve seen upticks?

Chris Gardner  - Vitesse Semiconductor - President, CEO

Yes. As I mentioned, we’ve had, I don’t know, half a dozen or more fairly substantial expedite-type of scenarios.

Jim Schwartz  - Harvey Partners - Analyst

Okay. Then any update on the KPMG? Is it $50 million that you’re seeking? Maybe if you could just update a little bit on that, and that’s it.

Chris Gardner  - Vitesse Semiconductor - President, CEO

Again, we’re not giving guidance. I can quote for what you we put out in the press release, which we were suing KPMG for damages, and we quoted in excess of $100 million. That is in arbitration, and that takes some period of time, and we are just not going to comment on the progress or the status of that case.

Jim Schwartz  - Harvey Partners - Analyst

Okay. Thanks.

Operator

And our next question comes from [Ray Manski], a private investor.

Ray Manski Private Investor

Thanks for taking my call. I have a question. This would concern more about the JMP Conference you’ll be attending next week. I guess you’d say there’s two Vitesses. There’s the one, the business you guys are running, and I think you’ve really done a good job overall — an excellent job over the last several years, as far as operations are concerned, and getting the Company on track. But then there’s the other, which are the problems that we’ve had.

And I just wonder, what is the benefit to going to another investment conference when, for example, if somebody who is there and listening to you and could listen to all the things that you’re working on, but then looks back and go, for example, Chris, in the January call, you talked about having the shareholders meeting, or starting to work for one, then it hasn’t happened, and then with Rich — talking about like you both have about working on the bond resolution and with viable alternatives that it would seem almost as much to work against you by going to those, to these conferences, and talking about these but having people then be able to go back and look at things that haven’t happened. And so I’m just kind of wondering what’s the point of going to these conferences?

Chris Gardner  - Vitesse Semiconductor - President, CEO

Well, first off, one of the things we really work on is credibility, and we try to do what we’re saying we’re going to do, and we try to make sure we give appropriate guidance on these kind of larger issues. I think if you look at our history we’ve done a pretty good job doing that. Obviously, as Bob Chapman and yourself have mentioned here, the shareholders’ meeting has been a struggle for us. We made decision to prioritize what we think is the more important problem in front of the shareholders meeting.

We fully view that that’s got to happen, and it’s got to happen as quickly as possible, but it does provide a potential distraction. In terms of these conferences, and we go to them occasionally, it is an opportunity for us to reintroduce the financial community to Vitesse. We have, because of our inability to publish financials for many years, we’ve lost visibility.

We have no analysts covering the Company right now, and there’s a lot of investors, large funds, that have not been invested in the Company for a long period of time. They’ve lost track with the story, and this gives us a chance to reengage and start to generate some interest. I think this is important as we get some of these other issues off the table.

That is, we get the bond problem solved, we get the shareholder meeting, we get relisted on NASDAQ. It’s going to be important that we’re not just introducing ourselves to investors in three months, six months, 12 months, that they’ve heard our story, and they’ve been able to follow us for a couple of quarters. So that’s why we do it, and as we, again, clear some of these other things, we’ll be doing more and more of it.

Ray Manski Private Investor

Okay, I hadn’t really looked at from that point, so thanks.

Chris Gardner  - Vitesse Semiconductor - President, CEO

You bet.

Operator

Our next question comes from [Hector Zapata], private investor.

Hector Zapata Private Investor

A previous caller just asked my question about why we’re going to the conference, but I do want to just remark, I don’t agree with Bob Chapman very often, but I share his frustration, and I appreciate, if you will continue to just use the term shareholders meeting instead of annual, because we’ve certainly haven’t come anywhere close to meeting that target. So I wish you the best, and we’ll keep being patient.

Chris Gardner  - Vitesse Semiconductor - President, CEO

All right, and we’ll keep — we’ll get that on the list as soon as we can. So it’s something we consider very important.

Operator

Okay, and we’ll conclude the Q&A at this time. I will turn the call back over to Mr. Gardner.

Chris Gardner  - Vitesse Semiconductor - President, CEO

Thank you, Ashley. And thank everyone for spending your time today to listen to our conference call. We appreciate the attention and the patience, and we look forward to talking to you next quarter. Thank you.

Operator

This concludes today’s Q2 fiscal year 2009 results conference call. You may now disconnect.

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